UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Smith International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2009

To Our Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Smith International, Inc. (the “Company”) will be held on Tuesday, May 12, 2009, at 9:00 a.m. local time, at the Hotel du Pont, 11th & Market Streets, Wilmington, Delaware, to consider and take action on the following:

1. Election of three Class II directors: Robert Kelley, Luiz Rodolfo Landim Machado and Doug Rock, each for a term of three years ending at the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

2. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Your Board of Directors recommends a vote “FOR” Proposals 1 and 2.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2009: This proxy statement and the 2008 Annual Report to Stockholders are available on the following website: www.proxydocs.com/sii.

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for determining stockholders who are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

Richard E. Chandler, Jr.
Secretary

Houston, Texas
April 13, 2009

YOUR VOTE IS IMPORTANT.

Please vote your proxy promptly so that your shares will be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by using the proxy card that is enclosed. Please see your proxy card for specific instructions on how to vote.

PROXY STATEMENT

P. O. Box 60068
Houston, TX 77205-0068

PROXY STATEMENT

The Board of Directors of Smith International, Inc. is soliciting your proxy to vote your shares of the Company’s common stock (“Common Stock”) at the 2009 Annual Meeting. We are distributing this Proxy Statement and the accompanying proxy card beginning on or about April 13, 2009. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this Proxy Statement, you will find information to assist you in voting your shares. Your vote is very important.

GENERAL INFORMATION ABOUT VOTING

Except as otherwise specifically noted in this Proxy Statement, “we,” “our,” “us,” and similar words as well as “Smith” and the “Company” refer to Smith International, Inc.

Who may vote?

You are entitled to vote your shares of our Common Stock if you are a stockholder of record on March 13, 2009. At the close of business on March 13, 2009, a total of 219,252,060 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during ordinary business hours at the office of the Corporate Secretary at 1310 Rankin Road, Houston, Texas 77073.

How do I vote?

Stockholders of record may vote in person or by telephone, internet or mail. If you are voting by mail, please sign, date and mail the enclosed proxy card. If you are voting by telephone or internet, please follow the instructions on the enclosed proxy card.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

If you choose to attend the meeting in person, you will be asked to present valid picture identification and, if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 13, 2009. For directions to the meeting, contact the Hotel du Pont, Wilmington, Delaware at 302-594-3100.

How will my shares be voted?

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all of the nominees for director or your vote may be withheld with respect to one or more of the nominees. You may also specify whether you approve, disapprove or abstain from the other proposals.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted FOR the election of all nominees for director and FOR Proposal 2.

What if my shares are held by a broker?

If your Common Stock is held by a broker, bank or other nominee (in “street name”), your broker must vote those shares in accordance with your instructions. However, if you do not give voting instructions to your broker within ten days of the meeting, your broker may vote your shares for you on any matter that the New York Stock Exchange (“NYSE”) determines to be routine. If the broker cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter. An abstention counts as a vote against a proposal.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the broker or nominee that holds your shares. If the meeting is adjourned, your Common Stock will be voted as specified on your proxy card on the new meeting date, unless you have revoked your proxy instructions.

May I revoke or change my vote?

You may revoke or change your proxy at any time before it is exercised by submitting written notice of revocation to Smith’s Corporate Secretary so that he receives it before the Annual Meeting; voting again by telephone, internet or mail; or voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name and you wish to change your vote at the Annual Meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

What constitutes a quorum?

The holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. “Broker non-votes” also count for quorum purposes.

How many votes are required to approve each proposal?

Proposal 1: Directors must be elected by a majority of the votes cast at the meeting. If a nominee is not elected, he must promptly tender his resignation to the Board, which will determine, based on a recommendation from the Nominating and Corporate Governance Committee, whether to accept or reject the resignation. In the event of a vacancy on the Board, a majority of the remaining directors will appoint a successor or decrease the size of the Board.

Proposal 2: The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on a particular matter is required to approve the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

An abstention counts as a vote against a proposal.

What other matters will be acted upon at the meeting?

We do not know of any other matters that will be presented at the Annual Meeting, other than those mentioned in this Proxy Statement.

Who pays the cost of this proxy solicitation?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this Proxy Statement. We have retained Laurel Hill Advisory Group, LLC to help us in soliciting proxies for a fee of $7,000, plus reasonable out-of-pocket costs and expenses. We will also reimburse brokers, banks and other nominees for their costs in sending proxy materials to beneficial owners of our Common Stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect three persons as Class II directors to hold office until the 2012 Annual Meeting, or until they are succeeded by other qualified directors who have been appointed or elected. The nominees are Robert Kelley, Luiz Rodolfo Landim Machado and Doug Rock.

Directors must be elected by a majority of the votes cast at the meeting. We will vote your shares as you specify on your proxy card. If you properly execute and return your proxy card (in paper form, electronically via the internet or by telephone), but do not specify how you want your shares voted, we will vote them for the election of all of the nominees listed below.

Each of the nominees is a current member of the Board of Directors and has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

A brief biography of all directors is presented below:

NOMINEES

Directors to be elected to Class II for a term expiring in 2012:

ROBERT KELLEY (Age: 63)	Director Since: 2005
Recent Business Experience:	Since 2001, Mr. Kelley has served as the President of Kellco Investments, a private investment company. From 1986 to 2001, Mr. Kelley served in several senior management roles including Chairman, President and Chief Executive Officer of Noble Affiliates, Inc. Prior to 1986, he was President and Chief Executive Officer of Samedan Oil Corporation, a subsidiary of Noble Energy Inc.
Committee Membership:	Chairman, Compensation and Benefits Committee; Audit Committee; Nominating and Corporate Governance Committee.
Other Directorships:	Cabot Oil and Gas Corporation; OGE Energy Corp.

LUIZ RODOLFO LANDIM MACHADO (Age: 52)	Director Since: 2008
Recent Business Experience:	Mr. Landim has served as a member of the Board and the Chief Executive Officer of OGX Petroleo e Gas Participacoes S.A. since April 2008. From May 2006 until April 2008, he served as a member of the Board, the Executive President and the head of Investor Relations of MMX - Mineracao e Metalicos S.A. and since May 2006, he has served as a member of the Board of four subsidiaries in the same group as MMX and OGX: OGX, MMX, LLX Logistica S.A. and MPX Energia S.A. Prior to joining MMX, Mr. Landim served in various positions at Petroleo Brasileiro S.A. (Petrobras) from 1980 until April 2006, most recently as Chief Executive Officer of BR Distribuidora, a subsidiary of Petrobras. Mr. Landim has served on the Board of Globex Utilidades S.A. since September 2006.
Committee Membership	Audit Committee; Nominating and Corporate Governance Committee.
Other Directorship	Globex Utilidades S.A.; OGX Petroleo e Gas Participacoes S.A.; MMX - Mineracao e Metalicos S.A.; LLX Logistica S.A.; MPX Energia S.A.

DOUG ROCK (Age: 62)	Director Since: 1987
Recent Business Experience:	Mr. Rock is currently Chairman of the Board and a Special Executive Advisor to the Chief Executive Officer. Mr. Rock has been with the Company since 1974 and served as Chief Executive Officer, President and Chief Operating Officer from March 31, 1989 until December 31, 2008. Mr. Rock was elected Chairman of the Board of Directors on February 26, 1991.
Committee Membership:	None
Other Directorships:	None

WE RECOMMEND A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Class I directors to continue in office until 2011:

LOREN K. CARROLL (Age: 65)	Director Since: 1987
Recent Business Experience:	Mr. Carroll joined the Company in December 1984 as Vice President and Chief Financial Officer. From April 2006 until April 2008, he served as an advisor to the Company. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO, a company in which the Company holds a 60% interest. From 1992 until 1994, he served as Executive Vice President and Chief Financial Officer of the Company. In January 1988, he was appointed Executive Vice President and Chief Financial Officer and served in that capacity until March 1989. He rejoined the Company in 1992.
Committee Membership:	None
Other Directorships:	Fleetwood Enterprises, Inc.; CGG - Veritas; Forest Oil Corporation; KBR, Inc.
DOD A. FRASER (Age: 58)	Director Since: 2004
Recent Business Experience:	Mr. Fraser is the President of Sackett Partners Incorporated, a consulting company, and a member of corporate boards. Mr. Fraser established Sackett Partners in 2000 upon retiring from a 27-year career in investment banking. From 1995 to 2000, Mr. Fraser was with The Chase Manhattan Bank, now JP Morgan Chase, where he was Managing Director, Group Executive of the global oil and gas group. Prior to that, Mr. Fraser was General Partner of Lazard Freres & Co., which he joined in 1978.
Committee Membership:	Chairman, Audit Committee; Compensation and Benefits Committee.
Other Directorships:	Forest Oil Corporation; Terra Industries, Inc.

Class III directors to continue in office until 2010:

JAMES R. GIBBS (Age: 64)	Director Since: 1990
Recent Business Experience:	Mr. Gibbs is the Chairman of the Board of
Frontier Oil Corporation, a position he has held since April 1999. He served as President and Chief Executive Officer of Frontier from April 1992 until December 31, 2008 and President and Chief Operating Officer of Frontier from January 1987 to April 1992. He joined Frontier Oil Corporation in February 1982 as Vice President of Finance and Administration, and was appointed Executive Vice President in September 1985.
Committee Membership:	Chairman, Nominating and Corporate Governance Committee; Compensation and Benefits Committee.
Other Directorships:	Frontier Oil Corporation; advisory director of Frost Bank-Houston; member of the Board of Trustees of Southern Methodist University.

JOHN YEARWOOD (Age: 49)	Director Since: 2006
Recent Business Experience:	Mr. Yearwood has served as Chief Executive Officer, President and Chief Operating Officer of the Company since January 1, 2009. He served as Executive Vice President and President Smith Completions and Production from August 2008 until December 31, 2008 and has been a member of the Board of Directors since December 2006. He served as a Senior Advisor to the Chief Executive Officer of Schlumberger from March 2006 until May 2008. From 1980 to March 2006, he served in a variety of positions at Schlumberger Limited much of which included responsibilities for businesses primarily focused outside of the United States, most recently as President - North and South America, Oilfield Services.
Committee Membership:	None
Other Directorships:	Sheridan Production Partners; NFR Energy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information about stock ownership of all persons known to the Company to own of record or beneficially more than 5% of the outstanding Common Stock of the Company. This information is based upon information furnished to the Company by these persons and statements filed with the Securities and Exchange Commission (“SEC”):

Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership		Class

T. Rowe Price Associates, Inc.	29,312,437	(1)	13.3%
100 East Pratt Street
Baltimore, Maryland 21202
Capital World Investors	14,390,100	(2)	6.6%
333 South Hope Street
Los Angeles, California 90071
The Growth Fund of America, Inc.	12,937,098	(3)	5.9%
333 South Hope Street
Los Angeles, California 90071
Capital Research Global Investors	11,173,140	(4)	5.1%
333 South Hope Street
Los Angeles, California 90071

(1)	Based upon the statement on Schedule 13G/A filed with the SEC on February 11, 2009. Such filing indicates that T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 7,896,382 shares and sole dispositive power over 29,312,437 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is the beneficial owner of such securities.

(2)	Based upon the statement on Schedule 13G filed with the SEC on February 12, 2009. Such filing indicates that Capital World Investors, a division of Capital Research and Management Company (“CRMC”) has sole voting power over 3,818,000 shares and sole dispositive power over 14,390,100 shares of Common Stock.

(3)	Based upon the statement on Schedule 13G filed with the SEC on February 12, 2009. Such filing indicates that the Growth Fund of America, Inc., which is advised by CRMC, has sole voting power over 12,937,098 shares and sole dispositive power over no shares.

(4)	Based upon the statement on Schedule 13G filed with the SEC on February 17, 2009. Such filing indicates that Capital Research Global Investors, a division of CRMC, has sole voting power over 4,873,140 shares and sole dispositive power over 11,173,140 shares of Common Stock.

The following table shows the number of shares of Common Stock beneficially owned as of March 23, 2009 by each director or nominee for director, the executive officers named in the Summary Compensation Table included later in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power relating to the shares shown.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)(2)	of Class

Loren K. Carroll	185,846	*
Margaret K. Dorman(3)	136,972	*
Bryan L. Dudman(3)	52,588	*
Dod A. Fraser	14,363	*
James R. Gibbs(4)(5)	33,391	*
Robert Kelley(6)	11,994	*
John Kennedy	83,487	*
Luiz Rodolfo Landim Machado	1,760	*
Donald McKenzie	68,681	*
Doug Rock	779,028	*
John Yearwood	10,808	*
All directors and executive officers as a group (17 persons)(3)	1,472,361	*

*	Less than 1%

(1)	The amounts reported do not include the shares of Common Stock to be issued to each outside director on or about April 21, 2009 under the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan. The shares to be issued will be based on the closing price of the Company’s Common Stock on the date of such issuance and will be a number of shares to give each outside director equity compensation of approximately $200,000.

(2)	The amounts reported include shares of Common Stock that could be acquired within 60 days of March 23, 2009 through the exercise of stock options as follows: Mr. Rock: 21,500 shares; Mr. Carroll: 59,000 shares; Ms. Dorman: 72,000 shares; Mr. Dudman: 4,800 shares; Mr. Kennedy: 30,500 shares; Mr. McKenzie: 350 shares; and all directors and executive officers as a group: 197,202 shares.

(3)	The amounts reported include shares of Common Stock allocated to accounts under a 401(k) plan as follows: Ms. Dorman: 5,440 shares; Mr. Dudman: 24,422 shares; and all directors and executive officers as a group: 30,399 shares.

(4)	The amounts reported do not include 24,000 restricted stock units held by Mr. Gibbs. Each such restricted stock unit represents a contingent right to receive one share of Common Stock and were granted to Mr. Gibbs in 1999 in connection with the termination of the Directors’ Retirement Plan. The shares will not be issued until the restricted stock units vest upon retirement after ten years of service as a director. Mr. Gibbs currently has no voting or investment power with respect to the related shares of Common Stock.

(5)	The amounts reported include 2,000 shares held by Mrs. Gibbs.

(6)	The amounts reported do not include 2,855 shares, the receipt of which were deferred by Mr. Kelley until his retirement from the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the functions of the Board, director qualifications and responsibilities, and various processes and procedures designed to ensure effective and responsive governance. The full text of the guidelines is published on our website at www.smith.com under the “Investor Relations” caption and link to “Governance.” Stockholders may also obtain a free copy upon request by contacting the Corporate Secretary, Smith International, Inc., 1310 Rankin Road, Houston, Texas 77073.

Board Structure

Our Board of Directors currently consists of seven directors. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The Board has designated Mr. Gibbs as Lead Director to chair executive sessions of the non-management directors. As Lead Director, Mr. Gibbs’ responsibilities are to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	call meetings of the independent directors;

•	serve as principal liaison on Board-wide issues between the independent directors and the Chairman; and

•	be available for consultation and director communication, if requested by any major shareholder.

Board Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held eleven meetings during 2008. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served. The Company does not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders. Although no directors attended the 2008 Annual Meeting in person, all were available telephonically.

Director Independence

The Board annually evaluates the independence of the directors of the Company and has affirmatively determined that all directors (including Clyde Buck who served as a director until May 13, 2008) are independent except Doug Rock and John Yearwood, who are employees of the Company, and Loren Carroll, who was an employee of the company within the past three years. The Board’s determination regarding independence and financial expertise of its members is based on applicable laws and regulations, Smith’s Corporate Governance Guidelines, the rules of the SEC and NYSE and a review of any direct or indirect relationship between each director or his immediate family and Smith. To be considered independent, the Board of Directors must affirmatively determine that a director has no material relationship with Smith. In each case, the Board of Directors broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Board of Directors may determine from time to time. In evaluating the independence of each non-employee director, the Board considered that in the ordinary course of business our subsidiaries buy from or sell to companies with which our directors have relationships as follows:

(1)	Mr. Gibbs is Chairman of the Board, and former President and Chief Executive Officer of, Frontier Oil Corporation.

(2)	Mr. Fraser is a director of Forest Oil Corporation and Terra Industries.

(3)	Mr. Kelley is a director of Cabot Oil and Gas Corporation and OGE Energy Corp.

(4)	Mr. Landim is a director of Globex Utilidades S.A.

(5) Mr. Carroll is a director of Forest Oil Corporation.

With respect to each of the three most recent completed fiscal years, none of the payments to or payments received from any of the companies for which our directors are employees exceeded the greater of $1.0 million or 2% of such company’s consolidated gross revenues. All of these companies expect to continue their business relationship in 2009.

Communication with the Board

Stockholders and interested parties who wish to communicate with the non-management directors as a group, the Lead Director, or with any individual director, may do so by contacting Smith’s Corporate Secretary at 1310 Rankin Road, Houston, Texas 77073. Smith’s Corporate Secretary will then relay all communications to the appropriate director or group of directors.

Committees of the Board

The Board has delegated various responsibilities and authority to different Board Committees as described in this section of this Proxy Statement. The Board has determined that all committee members are independent and satisfy the relevant additional independence requirements for the members of such committees imposed by the SEC, the NYSE or the Company. Each committee operates under a formal charter adopted by the Board, the full text of which may be found on our website at www.smith.com under the “Investor Relations” caption and link to “Governance.” Stockholders may also obtain a free copy upon request by contacting the Corporate Secretary, Smith International, Inc., 1310 Rankin Road, Houston, Texas 77073.

Members of the Committees of the Board.

Nominating and
Corporate
			Compensation and		Governance
	Audit Committee		Benefits Committee		Committee

Loren K. Carroll	—		—		—
Dod A. Fraser	X	*	X		—
James R. Gibbs	—		X		X	*
Robert Kelley	X		X	*	X
Luiz Rodolfo Landim Machado	X		—		X
Doug Rock	—		—		—
John Yearwood	—		—		—

*	Committee Chairman

Audit Committee.  During 2008, the Audit Committee met twelve times, including telephone meetings, to discuss relevant accounting, auditing, internal control and disclosure matters. The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the Board in its general oversight of Smith’s auditing, financial reporting and internal control functions;

•	appoint, compensate and oversee the work of Smith’s independent registered public accounting firm;

•	review the Company’s compliance with corporate governance standards; and

•	review the work and performance of the Company’s internal audit function.

The Board of Directors has determined that all members are financially literate and that all members qualify as audit committee financial experts.

Compensation and Benefits Committee.  During 2008, the Compensation and Benefits Committee met ten times. The Compensation and Benefits Committee charter permits the Compensation and Benefits Committee to delegate its authority to sub-committees. The Compensation and Benefits Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	review the Company’s executive compensation program, including approving corporate goals and objectives relating to CEO compensation and evaluating CEO performance in light of such goals and objectives;

•	review the Company’s employee benefits and incentive compensation plans and programs, including their establishment, modification and administration;

•	review and make recommendations to the Board with respect to director compensation; and

•	review and discuss the compensation discussion and analysis with management and recommend its inclusion in this Proxy Statement.

Nominating and Corporate Governance Committee.  During 2008, the Nominating and Corporate Governance Committee met six times. The Nominating and Corporate Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	monitor developments in corporate governance principles and standards and develop and recommend to the Board a set of corporate governance guidelines;

•	identify and review the qualifications of director candidates and make recommendations for Board membership and structure;

•	review and evaluate the effectiveness of the Company’s management succession plan; and

•	administer a process to measure the effectiveness of the Board and its committees.

Director Qualifications and Nominations

The Nominating and Corporate Governance Committee will consider nominees proposed by stockholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, you may submit the candidate’s name and qualifications to Smith’s Corporate Secretary at 1310 Rankin Road, Houston, Texas 77073. Recommendations from stockholders for nominees must be received by Smith’s Corporate Secretary within the parameters set forth under the section “Stockholders’ Proposals.”

The process for identifying and evaluating director nominees includes the following steps:

(1) the Nominating and Corporate Governance Committee, Chairman of the Board or other Board members identify a need to fill vacancies or add newly created directorships;

(2) the Chairman of the Nominating and Corporate Governance Committee initiates a search and seeks input from Board members and senior management and, if necessary, hires a search firm or obtains advice from legal or other advisors;

(3) director candidates, including any candidates properly proposed by stockholders in accordance with the Company’s Bylaws, are identified and presented to the Nominating and Corporate Governance Committee;

(4) initial interviews of candidates are conducted by the Chairman of the Nominating and Corporate Governance Committee;

(5) the Nominating and Corporate Governance Committee meets to consider and approve final candidate(s) and conduct further interviews as necessary; and

(6) the Nominating and Corporate Governance Committee makes recommendations to the full Board for inclusion in the slate of directors at the Annual Meeting.

The evaluation process will be the same whether the nominee is recommended by a stockholder or by a member of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for establishing the selection criteria for candidates from time to time and reviewing with the Board such criteria and the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee for director has the necessary business and/or professional knowledge and experience relevant to the Company, its business and the goals and perspectives of its stockholders; is well regarded in the community, with a long term, good reputation for high ethical standards; has good common sense and judgment; has a positive record of accomplishment in present and prior positions; has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and has the time, energy, interest and willingness to become involved in the Company and its future.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Buck (until May 13, 2008), Gibbs (after May 13, 2008), Fraser and Kelley served as members of the Company’s Compensation and Benefits Committee. None of the Compensation and Benefits Committee members has served as an employee or officer of the Company, and none of the Company’s executive officers has served as a director or member of the compensation committee of another entity, which has an executive officer serving as a member of the Company’s Board.

Code of Business Conduct and Ethics

All of our officers, employees and directors are required to comply with our Code of Business Conduct and Ethics to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Our Code of Business Conduct and Ethics covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees may report any violations or suspected violations of the Code by using Smith’s ethics hotline. The Code includes an anti-retaliation statement. The full text of the Code of Business Conduct and Ethics, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, is published on our website at www.smith.com under the “Investor Relations” caption and link to “Governance.” Stockholders may also obtain a free copy upon request by contacting the Corporate Secretary, Smith International, Inc., 1310 Rankin Road, Houston, Texas 77073.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Objectives.  We have designed our executive compensation program to reward our executives based on Company, business unit and individual performance. The general objectives of our executive compensation program are to:

•	Attract and retain the best available individuals to serve on our executive team;

•	Motivate our executives to achieve our short- and long-term financial and operational goals; and

•	Align our executives’ interests with those of our other stockholders.

Compensation Philosophy.  The Compensation and Benefits Committee (referred to as the “Compensation Committee”) bases its executive compensation philosophy on the following principles:

•	A significant portion of executive compensation should be variable and dependent on company and business unit performance.

•	The principal measures of performance should be annual financial measures versus specified goals.

•	Of the at-risk portion, a significant amount should be paid in equity with vesting restrictions (i) to align executive interests with those of our other stockholders and (ii) to promote long-term retention of our executives.

•	Corporate executives’ incentive compensation plans should be tied to overall corporate performance whereas business unit executives’ plans should be tied in part to overall corporate performance and in part to the business unit performance for which they are responsible.

Decision Process.  The Compensation Committee makes all executive compensation decisions. The Compensation Committee retained Frederic W. Cook & Co., Inc. (referred to in this section as “Cook”), an independent compensation consultant, to assist it in the decision making process. Cook works exclusively for the Compensation Committee and does not undertake assignments for management.

In October of each year, the Compensation Committee reviews preliminary recommendations from Cook based on current and comparative compensation data, including benchmarking results as discussed below. For all executive officers other than the CEO, the Compensation Committee reviews recommendations and comparative data provided by Cook and, in conjunction with additional input from the CEO and Senior Vice President of Human Resources, especially as to individual executive performance, makes its decision. For the CEO, the Compensation Committee uses recommendations and comparative data provided by Cook in making its decision.

Generally, the Compensation Committee makes final compensation decisions and sets performance targets in December of each year to correspond with the business plan for the Company’s upcoming fiscal year and with their evaluation of executive performance for the current year. Executive compensation decisions become effective January 1 of the upcoming fiscal year. With the exception of equity incentive awards for new hires or promotions, which are typically granted at the next Compensation Committee meeting after the hire or promotion date, the Company grants equity incentive awards only in December.

Benchmarking Group.  The worldwide energy industry is a competitive environment for executive talent. To attract and retain a high level of executive expertise, we must remain competitive with the pay of companies with whom we compete for executive talent. Cook provides us with general compensation information related to our industry and specific compensation information related to a group of companies in our industry whose executives have similar duties and responsibilities. The following companies compose our benchmarking group:

• Baker Hughes Incorporated	• Halliburton Company
• BJ Services Company	• National Oilwell Varco, Inc.
• Cameron International Corporation	• Schlumberger Ltd.
• FMC Technologies, Inc.	• Weatherford International Ltd.

Executive Position Grade Levels.  The Company has established nine executive management grade levels. We assign all executive officers in the Company to a grade level consistent with the responsibility and authority of the position. The Compensation Committee, with the assistance of Cook, uses the grade levels to establish guidelines for salary, target annual incentive awards, target long-term incentive awards, and perquisite benefits. The grade level for each individual executive officer typically corresponds to his or her management position; however, occasionally we may advance an individual to a higher level to recognize exceptional contributions. Variable pay awards and equity grants, as well as perquisite benefits, are consistent within each grade level.

Fixed versus Variable Pay.  We divide our compensation program into two general categories, fixed and variable pay. Fixed pay consists of base salary and provides our executive officers with a level of assured cash compensation appropriate for their positions within the Company. Variable pay includes annual cash bonus awards and annual equity awards (each as explained in more detail below) and is the largest component of executive management’s total target compensation. Typically, the equity awards to executive officers are solely performance-based awards that are not earned unless financial performance goals are met.

Performance Matrix.  At the beginning of each year, the Compensation Committee approves consolidated and business unit performance matrices that establish targets for the variable pay component of executive compensation. Generally, these matrices are based on the financial performance goals established in the Company’s annual business plan. Because the goals are pre-determined and market conditions fluctuate throughout the year, the performance goals may not correspond to annual earnings guidance released by the Company.

This process has resulted in the establishment of performance goals that are not easily met and require excellent performance and effort by management regardless of general market conditions. For instance, in performance year 2008, when the Company reported record earnings and returns during a period of robust market activity in the oil field service industry, the annual cash bonus awards for our named executive officers ranged from

44% to 200% of target and the performance-based equity awards were 92.6% of target. For the last three years, the awards to the named executive officers as a percent of target are set forth in the table below.

	Percentage of Target Award Paid for Each Performance Year:
	2008	2007	2006

Annual Cash Bonus Award	44% - 200%	35% - 162%	175% - 200%
Annual Equity Award	92.6%	106.5%	115%

Alignment of Interests with Stockholders.  Long-term equity incentives comprise a significant portion of total compensation for our executives. We award all long-term equity incentives as restricted stock units which vest ratably over either three or four years, depending on the type of award (three years for performance-based awards and four years for time-based awards). As a result, executives receive and hold a significant amount of equity in the Company, thereby aligning their interests with those of the stockholders and providing incentive to avoid excessive risks. For instance, for the 2008 performance year, equity-based compensation constituted approximately 65% of our total target executive officer compensation. Our Compensation Committee encourages stock ownership by executive management and periodically reviews the ownership levels and considers the appropriateness of implementing stock ownership guidelines. Our Compensation Committee has chosen not to require stock ownership guidelines for the executive management at this time. Our Insider Trading Policy prohibits our executive officers from engaging in any hedging or monetization transactions involving Company securities.

Executive Compensation Components

Annual Base Salary.  The Compensation Committee sets salaries for each executive by reference to the executive grade level of the position and individual performance. The criteria used in evaluating individual performance, including that of the CEO, vary depending on the executive’s function, but generally include:

•	Leadership inside and outside the Company;

•	Advancing the Company’s interests with customers, vendors and in other business relationships;

•	Product quality and development;

•	Advancement in skills and responsibility; and

•	Financial results.

Base salary generally represents about 20% of total target compensation for the named executive officers and remains at the median level of the salary range, but may exceed the median if deemed appropriate by the Compensation Committee.

Annual Cash Bonus.  Our executive officers participate in the Executive Officer Annual Incentive Plan (“AIP”) which provides for annual cash bonuses. The Compensation Committee ties approximately 18% of each named executive officer’s total target compensation to the achievement of financial performance goals under the AIP.

Participants in the AIP can earn an annual cash bonus based upon the achievement of established financial performance goals of the Company for each fiscal year, as described above in “Fixed versus Variable Pay”. The target annual bonus percentages for the executive officers are determined based upon the grade level of the executive officer and are generally close to the median of the benchmarking group. The payout award, if any, is determined by multiplying the actual annual cash bonus percentage earned by the product of the target annual cash bonus percentage times the executive’s base salary.

Depending upon the Company’s financial performance, the AIP payout can range from zero to 200% of the target annual cash bonus percentage. Upon the achievement of the target financial performance goals, participants earn 100% of their target annual cash bonus.

The Compensation Committee has no discretion to increase any award after establishing the performance targets, but may decrease or eliminate any annual bonus award, even if the Company meets its financial performance targets. The Company intends that the AIP comply with Section 162(m) of the Internal Revenue

Code of 1986, as amended (the “Code”) so that amounts paid under the AIP will be fully deductible by the Company for federal income tax purposes.

Annual Restricted Stock Unit Award.  The annual restricted stock unit (“Unit”) award, issued pursuant to the Third Amended and Restated Long-Term Incentive Compensation Plan (“LTIP”), is the largest single component of total target annual compensation. Units represent the right to receive shares of common stock in the future, depending upon the achievement of the target equity goal for the coming year (for performance-based Unit awards) or continued employment with the Company (for time-based Unit awards). As discussed above, in typical years, executive officers receive only performance-based Unit awards.

The Compensation Committee sets the monetary value of the awards by grade level, generally at the 60th to 65th percentile level for equity awards granted by the benchmarking group. All executive officers in the same grade level receive Unit awards of the same monetary value. Award recipients do not own the underlying shares until the awards have been earned and vested; accordingly, participants have no voting rights on the shares and do not receive dividends until the shares are earned and vested. The number of target Units granted is determined based on the closing price of the common stock on the date of grant, discounted for the present value of the dividends that are not paid on the unvested shares based on the dividend rate at the time of the award. The time-based Units vest in equal installments over a four-year period based on continued employment requirements. If the performance-based Units are earned at year-end by meeting the predetermined financial performance goals, they vest in equal installments over a three-year period based on continued employment requirements.

Depending upon performance, the payout for the performance-based Unit awards could range from zero to 130% of the target. Upon the achievement of the target equity goal, participants earn 100% of the Units awarded. Once the financial performance goals have been set, the Compensation Committee does not exercise any discretion in the number of Units awarded.

In 2005, the Company made the decision to award Units rather than Non-Qualified Stock Options, which we had issued since 1989. In reaching the decision to award Units, the Compensation Committee evaluated, among other considerations, changes to the required accounting treatment of stock option awards and other tax and accounting implications of various types of equity awards. Awarding Units instead of Non-Qualified Stock Options reduces stockholder dilution because the Company can offer equal long-term value while issuing fewer shares. Performance-based Unit awards are earned only when the financial performance goals are met. All Unit awards contain a retention element and align executive management with stockholder interests. For these reasons, the Compensation Committee has determined that Units are the most appropriate long-term equity based incentive for our Company and are the only type of equity incentive that the Company currently awards to its executive officers.

2008 Compensation and Performance Year Awards.  The Company’s acquisition of W-H Energy Services, Inc. increased the responsibilities of Mr. Dudman and Ms. Dorman, leading the Compensation Committee to increase their base salaries by 10.5% for Mr. Dudman and 12.1% for Ms. Dorman effective August 25, 2008. To maintain parity between Mr. McKenzie and Mr. Dudman, the Compensation Committee also increased Mr. McKenzie’s salary by 10.5% effective August 25, 2008. In addition, the Compensation Committee increased the annual cash bonus target for each of these individuals to 85% as shown below.

The 2008 corporate performance metrics, set in December 2007 and used in the AIP and the LTIP, are: (i) earnings per share and (ii) return on stockholder equity, as shown in the tables below. The business unit metrics for the AIP are earnings and return on operating assets or return on equity goals for each specific business unit. When consolidated, the business unit goals align with the consolidated corporate earnings per share and return on equity goals. The Compensation Committee selected these financial measurements because these metrics are readily understood by the executives, provide a balanced incentive to increase income while managing the Company’s investment in its net assets, and relate directly to the creation of economic value that is ultimately reflected in share value.

Annual Cash Bonus.  For the 2008 performance year, the grade level and target AIP percentages for the named executive officers were as follows:

	Performance Year 2008
Name	Grade Level	Target AIP%

D. Rock	I	120%
M. Dorman	II	80% increased to 85%*
D. McKenzie	II	80% increased to 85%*
B. Dudman	II	80% increased to 85%*
J. Kennedy	III	65%

*	The Compensation Committee approved these increases effective August 25, 2008. Bonus payments for 2008 were calculated based on the 80% target up to the date of increase and the 85% target for the remainder of the year.

The AIP performance matrix for the 2008 performance year set a corporate earnings per share target of $3.80 and a return on stockholder equity target of 26.7%. The matrix is set forth below. Because the matrix did not contemplate the acquisition of W-H Energy Services, the performance results were calculated on an adjusted basis excluding W-H Energy Services. For the 2008 performance year, the Company’s adjusted earnings per share was $3.68 and adjusted return on stockholder equity was 25.7%; resulting in a payout of 86.0% to Mr. Rock and Ms. Dorman.

ANNUAL PERFORMANCE PLAN 2008 CORPORATE PERFORMANCE MATRIX

	Return on
	Stockholder	Earnings per Share
	Equity			Threshold		Target		Maximum

		<$	2.85	$2.85	$3.33	$3.80	$4.18	$4.56
	< 20.0%		0%	0%	0%	0%	0%	0%
THRESHOLD	20.0%		0%	20%	35%	60%	85%	110%
	23.4%		0%	35%	50%	75%	100%	125%
TARGET	26.7%		0%	60%	75%	100%	125%	150%
	29.4%		0%	85%	100%	125%	150%	175%
MAXIMUM	32.0%		0%	110%	125%	150%	175%	200%

The business unit matrices and payout calculations follow a similar model, with the same payout range, but with financial targets that are specific to each business unit. Because management restructured the business after the acquisition of W-H Energy Services and the targets were set based on the previous structure, the AIP calculations for the business unit management reflected the previous company structure. In addition, they were calculated on an adjusted basis excluding W-H Energy Services. The actual performance levels achieved by the business units ranged from above to below the target goals, resulting in Messrs. McKenzie, Dudman and Kennedy earning 79.8%, 44.3% and 200.0%, respectively, of their target annual cash bonus percentage.

Annual Equity Award.  All Units granted to the executive officers in 2007 for the 2008 performance year were performance-based Units. The target was return on stockholder equity at the same level of 26.7% as for the AIP. The matrix is set forth below. As with the AIP, because the matrix did not contemplate the acquisition of W-H Energy Services, the performance results were calculated on a pro-forma basis excluding W-H Energy Services. For the 2008 performance year, the Company’s pro-forma return on stockholder equity was 25.7%, resulting in each individual earning 92.6% of their target Unit award.

ANNUAL PERFORMANCE-BASED RESTRICTED SHARES
2008 FISCAL YEAR AWARD MATRIX

	Return on	Restricted Shares Earned
	Stockholder Equity	(As A % of Target Award)

	< 20.0%	0.0%
THRESHOLD	20.0%	50.0%
	21.7%	62.5%
	23.4%	75.0%
	25.0%	87.5%
TARGET	26.7%	100.0%
	27.7%	107.5%
	28.7%	115.0%
	29.7%	122.5%
MAXIMUM	30.7%	130.0%

2009 Compensation and Performance Year Awards.  As discussed above, generally the Compensation Committee makes compensation decisions for the upcoming fiscal year in December of each year. In December 2008, the global business environment was significantly deteriorating and the economic outlook was extremely volatile, particularly as related to projections for oil price and rig count, two key matrices for our business. In addition, the market value of our common stock had declined significantly from the beginning of 2008, as had that of the S&P 500 Index, the Philadelphia Oil Service Index (OSX), and our peer companies, including those of our benchmarking group. It was against this backdrop that our Compensation Committee made their compensation decisions for 2009.

When approving the December 2008 equity awards, the Compensation Committee considered the possibility that global industry conditions, along with general economic market conditions, could worsen beyond any then-current projections. In that case, 2009 performance targets may not be reasonably achievable for non-business related reasons outside the control or influence of management, resulting in a zero payout for all performance-based compensation. Historically, we had granted equity awards to our executive officers that were 100% performance-based. To ensure the retention value of the 2009 equity pay component, particularly during these uncertain market conditions, the Compensation Committee granted 20% of the total equity awards as time-based Units for all executive officers, except our Chief Executive Officer, Mr. Yearwood. The remaining 80% of the equity awards continued to consist of performance-based Units. Mr. Yearwood received only performance-based Units. In addition, because of the drop in the market value of our common stock as compared to historic levels, our Compensation Committee lowered the total equity grant amounts to the executive officers by 8.66%.

In December 2008, Messrs. Rock and McKenzie stepped down from their positions and received employment agreements discussed below in “Change of Control and Employment Agreements”. Neither received equity awards in December 2008. Ms. Dorman received an annual base salary increase of $39,000 and Mr. Dudman received an annual base salary increase of $26,000, each effective on January 1, 2009. Mr. Kennedy declined his 2009 annual base salary increase.

In December 2008, the Compensation Committee also set a 2009 annual base salary for Mr. Yearwood of $1,000,000 and an annual target cash bonus percentage of 100% of his base salary.

Other Executive Compensation Components

Perquisites.  The Company has an interest in ensuring the physical and mental wellness of its employees and, therefore, provides for a reimbursement of up to $3,000 for an annual physical for each executive officer. In addition, in lieu of providing specific perquisites, the Company provides a set dollar amount of specifically identified perquisites. This dollar amount is consistent within each grade level and is paid annually in 26 equal bi-weekly payments, as identified in the footnotes to the Summary Compensation Table. The executive officers do not need to spend their allowance on the specified items, but are free to use the allowance at their discretion. We believe that providing a set dollar amount allows our executive officers more flexibility and is more efficient to administer than reimbursing for each individual expense. The amount provided is reviewed periodically and is consistent with perquisites provided by the benchmarking group. In addition, our executive officers may receive personal administrative assistant services at no incremental cost to the Company. Perquisite amounts are not considered annual salary for bonus purposes or 401(k) contributions.

401(k) Plan.  The Company believes that financial security during retirement is an important benefit to provide to our executive management. For this reason, the Company and various subsidiaries offer 401(k) plans to their employees, including their executive officers. Because the Company and subsidiary plans operate and are administered in a similar fashion, for purposes of this discussion, the 401(k) plans will be referred to in the singular. Participants may contribute up to the federal limit in the 401(k) plan. The Company makes various levels of contributions to the 401(k) plan, including age-weighted contributions and performance-based matching contributions as defined in the 401(k) plan. Although the majority of the Company’s peers have both defined benefit and defined contribution plans, the Compensation Committee elected to implement a defined contribution plan (the “401(k) plan”) to control Company costs. The Company’s 401(k) plan is consistent with similar plans available generally in the energy industry. Executive officers participate in the 401(k) plan on the same basis as other employees.

Supplemental Executive Retirement Plan.  In addition to the 401(k) plan described above, Company officers, including all of the executive officers, and other key employees are eligible to participate in the Company’s Post-2004 Supplemental Executive Retirement Plan (“Post-2004 SERP”). In connection with the adoption of the Post-2004 SERP, the Company suspended contributions to its previous SERP (“SERP”), except for guaranteed interest contributions discussed in the narrative disclosure following the Nonqualified Deferred Compensation Table. The SERP and Post-2004 SERP were implemented to allow Company officers to defer additional pre-tax compensation for retirement without regard to the limits placed on 401(k) plans under the Internal Revenue Code. We believe that the Post-2004 SERP is an important tool for the retirement planning efforts of our officers. Moreover, after reviewing data from the benchmarking group, our Compensation Committee determined that the Post-2004 SERP is important to remain competitive in the compensation arena. Additional information regarding the operation of the SERP and Post-2004 SERP may be found in the footnotes and narrative disclosure following the Nonqualified Deferred Compensation Table.

Change of Control and Employment Agreements

Change of Control Agreements.  The Company has entered into Change of Control Agreements with nine executive officers, including all of the named executive officers and any executive officers who also serve as directors. After reviewing benchmarking studies performed by outside legal counsel at the request of the Compensation Committee in 1999, the Compensation Committee adopted a form of Change of Control Agreement. In 2005 and again in 2008, the Compensation Committee retained outside legal counsel to perform an update of the benchmarking study to determine whether the Change of Control Agreements remained competitive in the Company’s industry. Because of this analysis, the Compensation Committee revised the form of Change of Control Agreement to reduce the termination multiple for future agreements, as discussed in the section titled “Executive Compensation — Change of Control and Employment Agreements.”

The Compensation Committee has determined that the Change of Control Agreements are a necessary component of our compensation package in order for us to provide competitive compensation arrangements, particularly because such agreements are standard in our industry. In addition, they make executives neutral to change of control transactions that are in the best interests of the company and its stockholders, and thereby help create, rather than diminish, stockholder value. Moreover, we believe that the Change of Control Agreements help us to attract and retain our executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. We selected objective criteria to determine whether a change of control has occurred for purposes of the Change of Control Agreements in order to reduce the likelihood of a dispute in the event of a change of control and to help ensure that the agreements are triggered only under circumstances when a true transfer of control or ownership has occurred. While the Change of Control Agreements do not influence decisions regarding compensation elements, the Compensation Committee periodically reviews the terms of the Change of Control Agreements so that they remain generally consistent with those of the benchmarking group. Additional information regarding the Change of Control Agreements may be found in the section titled “Executive Compensation — Change of Control and Employment Agreements.”

Employment Agreements.  When the Company emerged from bankruptcy in 1987, it offered employment agreements to certain key officers. The only executive officers with the 1987 employment agreements are Messrs. Rock and Dudman. The Company entered into these agreements primarily as a retention tool, but also because the Board of Directors felt that Messrs. Rock and Dudman could provide extraordinary and unique management and strategy skills to maintain and grow the Company. The Compensation Committee has reviewed these contracts and has concluded that they should remain in place, but no longer offers these types of employment agreements to executive officers. As discussed below, effective January 1, 2009, Mr. Rock entered into a new employment agreement with the Company, which terminated and replaced his 1987 employment agreement and his Change of Control Agreement. Mr. Dudman’s 1987 agreement contains severance provisions that would entitle him to receive a lump sum payment in cash equal to his current annual base salary, bonus and benefits through the end of the employment period (three years) in the event that he were to be terminated by the Company (other than for cause, death or disability) or if for any reason his position is eliminated or otherwise becomes redundant, except in the event of a change of control, in which case severance would be paid pursuant to his Change of Control Agreement as explained in the section titled “Executive Compensation — Change of Control and Employment Agreements.”

In December 2008, Mr. Rock executed an employment agreement with the Company wherein he will serve as a Special Executive Advisor to the Chief Executive Officer for a period of approximately one and a half years, commencing January 1, 2009, and ending on the first day following the conclusion of the Company’s annual meeting of stockholders for the calendar year 2010. The agreement provides for an annual base salary of $1.3 million, a target bonus of 120% of base salary with respect to the Company’s 2009 fiscal year and eligibility to participate in all Company benefit and perquisite plans during the employment period other than the Company’s Long-Term Incentive Compensation Plan.

In addition, Mr. McKenzie entered into an Employment Agreement with the Company to serve as an advisor for a period of two years, commencing January 1, 2009. Mr. McKenzie’s Agreement provides for an annual base salary of $200,000, subject to adjustment, eligibility to participate in all Company benefit plans and a perquisite payment of $1,958 per month.

Pension Plan.  The Company has a defined benefit pension plan, which is currently frozen. The benefit accruals were frozen effective March 1, 1987, and the amount of the pension benefit was fixed for all eligible employees based only upon benefit accruals from September 1, 1985 to March 1, 1987. Any benefits under the pension plan are offset by benefits paid under a previous pension plan of the Company. Mr. Rock is the only named executive officer with any benefit accruals under the plan. Additional information regarding the plan may be found in the narrative discussion following the Pension Benefits Table.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert Kelley, Chairman
Dod A. Fraser
James R. Gibbs

This report of the Compensation and Benefits Committee shall not be deemed “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

The following tables show compensation for services to the Company of the persons who during 2008 were the Principal Executive Officer, Principal Financial Officer, and the next three most highly compensated executive officers (the “Named Executive Officers”).

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
					Option	Non-Equity	Deferred
				Stock	Awards	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	($)	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	(2)	($)(3)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Doug Rock(5)	2008	$1,347,115	$0	$5,214,395	$175,798	$1,341,600	$4,012	$820,690	$8,903,810
Chairman of the Board,	2007	$1,175,000	$0	$4,824,301	$818,368	$1,837,230	$(6)	$590,552	$9,245,451
Chief Executive Officer, President and Chief	2006	$1,100,000	$0	$3,065,813	$1,744,770	$2,200,000	$1,446	$580,903	$8,692,932
Operating Officer
Margaret K. Dorman	2008	$578,011	$0	$1,284,636	$32,707	$391,592	$0	$194,860	$2,481,806
Executive Vice President, Chief	2007	$465,000	$0	$848,810	$169,949	$424,127	$0	$156,130	$2,064,016
Financial Officer and Treasurer	2006	$430,000	$0	$509,120	$365,195	$516,000	$0	$150,110	$1,970,425
Donald McKenzie(7)	2008	$609,463	$0	$2,021,422	$2,862	$396,724	$0	$295,705	$3,326,176
President and Chief Executive	2007	$555,000	$0	$1,502,164	$80,700	$717,948	$0	$235,772	$3,091,584
Officer, M-I SWACO	2006	$525,000	$0	$800,604	$196,872	$840,000	$0	$117,168	$2,479,644
Bryan L. Dudman	2008	$631,092	$0	$1,284,636	$19,624	$220,513	$0	$185,143	$2,341,008
Executive Vice President and President, Smith	2007	$485,000	$0	$783,979	$98,986	$401,944	$0	$162,999	$1,932,908
Drilling and Evaluation	2006	$450,000	$0	$444,289	$215,158	$540,000	$0	$127,576	$1,777,023
John J. Kennedy	2008	$435,692	$0	$909,706	$32,707	$546,000	$0	$139,219	$2,063,324
President and Chief	2007	$400,000	$0	$817,336	$169,949	$92,300	$0	$108,785	$1,588,370
Executive Officer, Wilson	2006	$375,000	$0	$509,120	$365,195	$396,450	$0	$113,960	$1,759,725

(1)	Performance-based cash bonuses paid pursuant to the AIP are included in column (g).

(2)	The amounts in column (e) and (f) reflect the dollar value recognized in the Company’s financial statements for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 per FAS 123R for equity awards made pursuant to the Company’s Third Amended and Restated 1989 Long-Term Incentive Compensation Plan, ignoring the FAS 123R assumption for non-vested forfeitures. See note 14 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a complete description of the FAS 123R valuation for 2008, including forfeitures. The target, threshold and maximum value of equity awards granted during 2008 are shown below in the Grants of Plan-Based Awards Table.

(3)	The amounts in column (g) reflect the cash bonus awards paid to the named individuals in 2009 for the 2008 performance year under the AIP, which is discussed in more detail under the heading “Compensation Discussion and Analysis — Annual Cash Bonus.”

(4)	The amounts in column (i) for 2008, which include Company contributions to the SERP and the 401(k) Plan and perquisites, are itemized below:

					Life
				Perquisite	Insurance
	SERP	401(k)		Allowance(a)	Premiums

D. Rock	$749,252	$21,769		$33,980	$15,689
M. Dorman	$151,948	$13,719		$27,327	$1,866
D. McKenzie	$239,772	$19,388	(b)	$26,500	$10,045
B. Dudman	$136,393	$17,169		$27,327	$4,254
J. Kennedy	$85,282	$27,000		$22,453	$4,484

(a)	These amounts include a specified dollar amount for an automobile allowance, financial planning and tax preparation, mobile phone, medical reimbursement, club memberships and legal counseling that may be used at the discretion of each individual and a $3,000 allowance for an annual physical that is paid for by the Company. Perquisites are described in more detail under the heading “Compensation Discussion and Analysis — Perquisites.”

(b)	Includes $4,519 in profit sharing contributions from M-I SWACO.

(5)	Effective January 1, 2009, Mr. Rock became a Special Executive Advisor to the Chief Executive Officer, and John Yearwood became Chief Executive Officer, President and Chief Operating Officer. Mr. Rock remains our Chairman of the Board.

(6)	Due to an increase in the discount rate used in the Smith International, Inc. Restated Pension Plan, the change in pension value for the 2007 fiscal year was a negative $752. The Restated Pension Plan is discussed in the narrative to the Pension Benefits Table below.

(7)	Effective January 1, 2009, Mr. McKenzie became an advisor to Smith, and Christopher I.S. Rivers became President and Chief Executive Officer of M-I SWACO.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL 2008

The following table provides information regarding incentive awards made to the Named Executive Officers during the 2008 fiscal year.

								All	All Other
								Other	Option		Grant
								Stock	Awards:	Exercise	Date
								Awards:	Number of	or Base	Fair
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	(#)	($/Sh)	Awards(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

D. Rock	N/A	$312,000	$1,560,000	$3,120,000	—	—	—	—	—	—	N/A
M. Dorman	12/01/08	—	—	—	32,934	65,867	85,627	—	—	—	$1,503,085
	12/01/08	—	—	—	—	—	—	16,605	—	—	$375,771
	N/A	$91,068	$497,772	$995,544	—	—	—	—	—	—	N/A
D. McKenzie	N/A	$99,554	$455,339	$910,678	—	—	—	—	—	—	N/A
B. Dudman	12/01/08	—	—	—	32,934	65,867	85,627	—	—	—	$1,503,085
	12/01/08	—	—	—	—	—	—	16,605	—	—	$375,771
	N/A	$99,554	$497,772	$995,544	—	—	—	—	—	—	N/A
J. Kennedy	12/01/08	—	—	—	14,657	29,313	38,107	—	—	—	$688,923
	12/01/08	—	—	—	—	—	—	7,390	—	—	$167,236
	N/A	$54,600	$273,000	$546,000	—	—	—	—	—	—	$N/A

(1)	Amounts represent possible payouts for the 2008 performance year under the AIP, which is discussed in more detail under the heading “Compensation Discussion and Analysis — Annual Cash Bonus.” The actual payout amount is included in column (g) of the Summary Compensation Table.

(2)	Amounts represent performance-based restricted stock unit (“PBRSU”) awards made in December 2008 for the 2009 performance year under the LTIP, which is discussed in more detail under the heading “Compensation Discussion and Analysis — 2009 Compensation and Performance Year Awards.” If threshold levels of performance are not met, then no shares would be issued.

(3)	Amounts represent time-based restricted stock unit (“TBRSU”) awards made in December 2008 under the LTIP, which is discussed in more detail under the heading “Compensation Discussion and Analysis — 2009 Compensation and Performance Year Awards.”

(4)	The grant date fair market value was determined in accordance with FAS 123R based on the closing price of the stock on the date of grant minus the present value of the dividend stream for the vesting period, assuming a 1-year, 2-year, and 3-year annual discount rate of 0.93%, 1.09%, and 1.38%, respectively for the PBRSU awards and assuming a 1-year, 2-year, 3-year and 4-year annual discount rate of 0.93%, 1.09%, 1.38%, and 1.70%, respectively, for the TBRSU awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
FOR FISCAL 2008

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock units held by the Named Executive Officers on December 31, 2008. The market value of unvested awards is based on Smith’s closing market price of $22.89 per share on December 31, 2008.

		Option Awards						Stock Awards
				Equity									Equity
				Incentive									Incentive
				Plan							Equity		Plan Awards:
				Awards:							Incentive		Market or
		Number of	Number of	Number				Number of		Market Value	Plan Awards:		Payout Value of
		Securities	Securities	of Securities				Shares or		of Shares	Number of		Unearned Shares,
		Underlying	Underlying	Underlying				Units of		or Units of	Unearned Shares,		Units or
		Unexercised	Unexercised	Unexercised	Option			Stock That		Stock That	Units or Other		Other Rights
		Options	Options	Unearned	Exercise	Option		Have Not		Have Not	Rights That have		That Have
	Grant	(#)	(#)	Options	Price	Expiration		Vested		Vested	Not Vested		Not Vested
Name	Date	Exercisable	Unexercisable	(#)	($)	Date		(#)		($)	(#)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)		(k)

D. Rock	12/04/2007	—	—	—	—	—		48,648	(1)	$1,113,553	—		—
	12/05/2006	—	—	—	—	—		41,253	(2)	$944,281	—		—
	12/07/2004	21,500	—	—	$28.13	12/07/2014	(3)	—		—	—		—
M. Dorman	12/01/2008	—	—	—	—	—		—		—	65,867	(4)	$1,507,696
	12/01/2008	—	—	—	—	—		16,605	(5)	$380,088	—		—
	12/04/2007	—	—	—	—	—		19,768	(1)	$452,490	—		—
	12/05/2006	—	—	—	—	—		7,210	(2)	$165,037	—		—
	12/07/2004	16,000	—	—	$28.13	12/07/2014	(3)	—		—	—		—
	12/02/2003	56,000	—	—	$19.41	12/02/2013	(6)	—		—	—		—
D. McKenzie	12/04/2007	—	—	—	—	—		19,768	(1)	$452,490	—		—
	12/05/2006	—	—	—	—	—		16,432	(2)	$376,128	—		—
	12/07/2004	350	—	—	$28.13	12/07/2014	(3)	—		—	—		—
	12/09/2004	1,700	—	—	$31.65	12/09/2014	(7)	—		—	—		—
	12/03/2003	3,500	—	—	$23.62	12/03/2013	(8)	—		—	—		—
	12/12/2002	2,800	—	—	$22.57	12/12/2012	(9)	—		—	—		—
B. Dudman	12/01/2008	—	—	—	—	—		—		—	65,867	(4)	$1,507,696
	12/01/2008	—	—	—	—	—		16,605	(5)	$380,088	—		—
	12/04/2007	—	—	—	—	—		19,768	(1)	$452,490	—		—
	12/05/2006	—	—	—	—	—		7,210	(2)	$165,037	—		—
	12/07/2004	4,800	—	—	$28.13	12/07/2014	(3)	—		—	—		—
	12/09/2004	5,550	—	—	$31.65	12/09/2014	(7)	—		—	—		—
J. Kennedy	12/01/2008	—	—	—	—	—		—		—	29,313	(4)	$670,975
	12/01/2008	—	—	—	—	—		7,390	(5)	$169,157	—		—
	12/04/2007	—	—	—	—	—		8,797	(1)	$201,363	—		—
	12/05/2006	—	—	—	—	—		7,210	(2)	$165,037	—		—
	12/07/2004	8,000	—	—	$28.13	12/07/2014	(3)	—		—	—		—
	12/02/2003	22,500	—	—	$19.41	12/02/2013	(6)	—		—	—		—

(1)	These are PBRSUs that vest at the rate of 33 1/3% a year, based on satisfaction of performance criteria for the 2008 year, with vesting dates of 12/31/2008, 12/6/2009 and 12/6/2010.

(2)	These are PBRSUs that vest at the rate of 33 1/3% a year, based on satisfaction of performance criteria for the 2007 year, with vesting dates of 12/31/2007, 12/6/2008 and 12/6/2009.

(3)	These options vested at the rate of 25% a year on 12/7/2005, 12/7/2006, 12/7/2007 and 12/7/2008.

(4)	These are PBRSUs that vest at the rate of 33 1/3% a year, subject to satisfaction of performance criteria for the 2009 year, with vesting dates of 12/31/2009, 12/6/2010 and 12/6/2011.

(5)	These are TBRSUs that vest at the rate of 25% per year with vesting dates of 12/06/2009, 12/06/2010, 12/06/2011 and 12/06/2012.

(6)	These options vested at the rate of 25% a year on 12/2/2004, 12/2/2005, 12/2/2006 and 12/2/2007.

(7)	These awards are Schlumberger Stock Appreciation Rights based on Schlumberger stock price appreciation. They were awarded as part of the compensation structure at M-I SWACO prior to the time the individuals became executive officers of the Company and vest at a rate of 25% per year, conditioned on continuous employment through the vest date, with vesting dates of 12/9/2005, 12/9/2006, 12/9/2007, and 12/9/2008. Maximum payout is limited to 125% of the initial value of the units subject to the award.

(8)	These awards are Schlumberger Stock Appreciation Rights based on Schlumberger stock price appreciation. They were awarded as part of the compensation structure at M-I SWACO prior to the time the individual became an executive officer of the Company and vested at a rate of 25% per year, conditioned on continuous employment through the vest date, with vesting dates of 12/3/2004, 12/3/2005, 12/3/2006, and 12/3/2007. Maximum payout is limited to 125% of the initial value of the units subject to the award.

(9)	These awards are Schlumberger Stock Appreciation Rights based on Schlumberger stock price appreciation. They were awarded as part of the compensation structure at M-I SWACO prior to the time the individual became an executive officer of the Company and vested at a rate of 20% per year, conditioned on continuous employment through the vest date, with vesting dates of 12/12/2003, 12/12/2004, 12/12/2005, 12/12/2006 and 12/12/2007.

OPTION EXERCISES AND STOCK VESTED
FOR FISCAL 2008

The following table shows all stock options exercised and value received upon exercise, and all stock awards vested and value received upon vesting by the Named Executive Officers during the fiscal year ended December 31, 2008.

	Option Awards			Stock Awards
	Number of			Number of
	Shares		Value	Shares	Value
	Acquired on		Realized on	Acquired on	Realized on
	Exercise		Exercise	Vesting	Vesting
Name	(#)		($)	(#)	($)
(a)	(b)		(c)	(d)	(e)

D. Rock	125,005	(1)	$9,916,050	118,285	$2,415,325
M. Dorman	60,000		$3,834,534	25,375	$532,657
D. McKenzie	0		$0	45,441	$929,412
B. Dudman	0		$0	25,375	$532,657
J. Kennedy	0		$0	19,890	$407,105

(1)	Total shares exercised were 169,500; the Company withheld 44,495 shares for payment of taxes and Mr. Rock acquired 125,005 shares.

PENSION BENEFITS
FOR FISCAL 2008

The following table shows the number of years of credited service of and present value of accumulated benefits payable to each of the Named Executive Officers under the Company’s Restated Pension Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

D. Rock	Smith International, Inc. Restated	1.5	$70,763	$0
Pension Plan
M. Dorman	N/A	N/A	N/A	N/A
D. McKenzie	N/A	N/A	N/A	N/A
B. Dudman	N/A	N/A	N/A	N/A
J. Kennedy	N/A	N/A	N/A	N/A

The Company has a defined benefit pension plan (the “Restated Pension Plan”), which is currently frozen. The benefit accruals were frozen effective March 1, 1987, and the amount of the pension benefit was fixed for all eligible employees based only upon benefit accruals from September 1, 1985 to March 1, 1987. Since benefit accruals under the Restated Pension Plan have been frozen since March 1, 1987, the years of service for the Named Executive Officers include only the period from September 1, 1985 to March 1, 1987. The accumulated benefit presented above assumes a retirement age of 65, no pre-retirement decrements, a post-retirement mortality assumption based on the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2015, and payment in the form of a single life annuity.

NONQUALIFIED DEFERRED COMPENSATION
FOR FISCAL 2008

The following table and narrative disclosure provides information regarding nonqualified deferred compensation with respect to each Named Executive Officer.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	(Losses) in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

D. Rock	$945,000	$749,252	$424,452	$0	$17,325,259
M. Dorman	$120,456	$151,948	$44,928	$0	$1,926,287
D. McKenzie	$326,428	$239,772	$100,676	$0	$4,225,415
B. Dudman	$331,361	$136,393	$(819,578)	$0	$2,690,932
J. Kennedy	$0	$85,282	$75,177	$0	$2,869,627

(1)	Includes age-weighted and matching contributions made by the Company and additional Company contributions, if any, as explained below. These amounts are reported in the All Other Compensation column for each named executive officer in the Summary Compensation Table.

Smith International, Inc. Post-2004 Supplemental Executive Retirement Plan.  The Smith International, Inc. Post-2004 Supplemental Executive Retirement Plan (the “Post-2004 SERP”) is a non-qualified, deferred compensation plan, for the benefit of officers and certain other eligible employees of the Company as selected by the Compensation Committee. Participants may contribute, on a pre-tax basis, up to 100% of their cash compensation, as defined in the Post-2004 SERP. Distributions may generally be made either as a lump sum or installment payments following the participant’s termination of employment due to death, disability, retirement or other separation from service. Distributions may also be made on a limited basis and to the extent necessary as a lump sum upon the occurrence of the participant’s unforeseeable financial emergency as approved by the Compensation Committee. The Post-2004 SERP also provides for Company contributions, as follows:

Age-Weighted Contributions.  The Company provides an age-weighted contribution percentage (“AWCP”) ranging from 2% to 6% of qualified compensation, less any age-weighted contributions made to the participant’s 401(k) account. The Post-2004 SERP provides that the AWCP for executive officers is 6% of qualified compensation regardless of age. The difference between a participant’s (i) “Total 401(k) Compensation” and (ii) “Net 401(k) Compensation” is multiplied by the AWCP to compute the age-weighted contribution. “Total 401(k) Compensation” generally means the total of all cash amounts paid by the Company to a participant, including deferred amounts. “Net 401(k) Compensation” generally means Total 401(k) Compensation less participant contributions to the Post-2004 SERP, but not to exceed the limit set under the Internal Revenue Code.

Matching Contributions.  The Company provides a performance-based matching contribution ranging from zero to 100% of salary deferrals that mirrors the matching formulas in effect for the Company’s 401(k) Plan, but without regard to certain Code limits applicable to the 401(k) Plan. Matching contributions for all plan participants are limited to 6% of Total 401(k) Compensation, less the maximum dollar amount of matching contributions that could be made in their individual 401(k) accounts for that year. Executive officers receive 100% matching contributions subject to the same limitation.

Additional Company Contributions.  Deferred funds are placed with the fund trustee and invested at the discretion of the participant in a variety of funds, including a money market fund. The Company guarantees that the deferrals invested in the money market fund will yield interest at 120% of the long-term applicable federal rate (“AFR”). Therefore, in addition to the contributions described above, for the portion of each participant’s account invested in the money market fund that is earning less than 120% of AFR, the Company makes a contribution equal to the difference in interest between the money market fund rate actually earned by the money market fund and 120% of the AFR, which contribution is credited to the participant’s account.

Discretionary Profit Sharing Contributions.  The Compensation Committee may, in its discretion, determine the amount of any profit sharing contribution for a plan year and how that amount is to be allocated among the accounts of the Post-2004 SERP participants.

In the event of insolvency or bankruptcy, all assets allocable to the Post-2004 SERP are available to satisfy the claims of all general unsecured creditors of the Company. The Company established a grantor trust to serve as a source of funds from which it can satisfy its obligations under the Post-2004 SERP. Participants in the Post-2004 SERP will have no rights to any assets held in the trust, except as general unsecured creditors of the Company. A participant’s rights to any amounts credited to an account under the Post-2004 SERP cannot be anticipated, alienated, sold, assigned, pledged, encumbered or charged by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation made by the participant under the Post-2004 SERP. The Company may, by action of the Compensation Committee, terminate the Post-2004 SERP with respect to future contributions; provided, however, such termination shall not affect any participant’s right to receive any distribution due under the Post-2004 SERP.

The Post-2004 SERP will be interpreted by the Compensation Committee in such manner as necessary to comply with the requirements of Code Section 409A and the authority issued thereunder.

Smith International, Inc. Supplemental Executive Retirement Plan.  In connection with the adoption of the Post-2004 SERP and Code Section 409A, the Company suspended contributions to the SERP effective December 31, 2004, other than such contributions that were earned and vested as of December 31, 2004. However, the Company may be required to make contributions to participants’ accounts to guarantee an investment return equal to 120% of the AFR on deferrals invested in the money market fund, in the same manner as explained above.

With respect to Company insolvency or bankruptcy, participant’s rights, beneficiary designations and plan termination, the SERP is in all material respects the same as the Post-2004 SERP.

Change of Control and Employment Agreements

Employment Agreements.  As discussed in Compensation Discussion and Analysis above, during 2008 the Company had employment agreements from 1987 with Messrs. Rock and Dudman. Mr. Rock agreed to the termination of his agreement effective December 31, 2008. Mr. Dudman’s agreement remains in effect. Mr. Dudman’s agreement has an initial term of three years and is automatically extended for an additional year at each anniversary date. Automatic renewals may not be suspended by the Company without triggering severance. The agreement automatically terminates when Mr. Dudman reaches age 65. The employment agreement contains salary and other conditions of employment and entitles Mr. Dudman to participate in the Company’s bonus program and other benefit programs. If the employment of Mr. Dudman is terminated by the Company (other than for cause, death or disability) or if for any reason his position is eliminated or otherwise becomes redundant, Mr. Dudman would be entitled to receive a lump sum payment in cash equal to his current annual base salary, bonus and benefits through the end of the employment period; provided, however, that in the event of a change of control, the Change of Control Agreements discussed below would control, except with respect to any accrued obligations under the employment agreement that were not fully accrued under the applicable Change of Control Agreement.

Change of Control Agreements.  The Company has entered into Change of Control Agreements (“Change of Control Agreements”) with nine executive officers, including all of the Named Executive Officers. In the event of a “change of control” of the Company (as defined in the Change of Control Agreements), the Change of Control Agreements provide for the continued employment of the executive officers for a period of three years and provide for the continuation of salary and benefits.

“Change of Control” generally means (a) with certain exceptions, the acquisition of beneficial ownership of 30% or more of the outstanding shares of Common Stock or the combined voting power of the outstanding voting securities of the Company; (b) with certain exceptions, a change in the majority of the Board serving as directors as of the date of the Change of Control Agreement; (c) the consummation of a business combination transaction where (i) the beneficial owners of the Common Stock immediately prior to the business combination transaction own less than 60% of the outstanding shares of common stock (or equivalent securities) of the corporation resulting from such business combination transaction (the “Surviving Corporation”), (ii) with certain exceptions, a person is the beneficial owner of 30% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the Surviving Corporation, and (iii) less than a majority of the members of the board of directors (or equivalent governing body) of the Surviving Corporation were members of the Board at the time of the execution of the business combination agreement, or of the action of the Board, providing for the business combination transaction; or (d) approval by the Company’s shareholders of a complete liquidation or dissolution.

If, after a change of control event, the executive is terminated by the Company (other than for cause, death or disability), or if the executive elects to terminate his or her employment for “Good Reason” (as defined in the Change of Control Agreements), the executive is entitled to receive the following:

•	A lump sum cash payment equal to:

•	The current annual base salary through the date of termination to the extent not paid and highest annual bonus (as explained below) prorated for the number of days worked in the year (referred to as “Accrued Obligations”).

•	Any compensation previously deferred by the executive and any accrued vacation pay to the extent not paid.

•	The sum of the executive’s annual base salary and highest annual bonus (as explained below) multiplied by the termination multiple applicable to the executive (as explained below), with annual base salary to be calculated as 12 times the highest monthly base salary paid or payable to the executive during the preceding 12 months.

•	Any actuarial difference in the SERP benefit the executive would have received had the executive’s employment continued for the number of years after the date of the executive’s termination multiplied by the termination multiples applicable to the executive.

•	For these calculations, the annual bonus is calculated as the highest annual bonus paid or payable to the executive for the last three full fiscal years prior to the effective date of the change of control event.

•	Continued coverage under applicable welfare and benefit plans for a number of years equal to the termination multiple applicable to the executive.

•	Outplacement services for the executive.

•	Any other amounts or benefits required to be paid or provided under any other Company plan (referred to as “Other Benefits”).

•	A tax gross-up of any excise tax due under the Internal Revenue Code.

If the executive’s employment is terminated by reason of the executive’s death or disability, the executive or the estate of the executive shall be entitled to payment of Accrued Obligations and Other Benefits as explained above.

Termination Multiple.  Prior to December 19, 2008, the Change of Control Agreements for Messrs. Rock and Kennedy and Ms. Dorman included a termination multiple of three times for termination at any time within three years after the change of control event occurred. After December 19, 2008, the Change of Control Agreements for all executive officers include a termination multiple of three times for termination of employment in year one after the change of control event; two times in year two; and one time in year three.

Stock Incentive Plan.  The Company’s Third Amended and Restated 1989 Long-Term Incentive Compensation Plan provides for the vesting of all outstanding stock options and the satisfaction of all restrictions and conditions on restricted stock and other stock-based awards and the full vesting at 100% target levels of all performance-based awards, as of the day immediately preceding the change of control date.

Potential Payments upon a Change of Control.  The table below shows potential payments if an executive is terminated other than for cause or voluntary termination after a change of control event. The amounts assume that the change of control event and termination of employment were both effective on December 31, 2008, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Smith’s closing market price of $22.89 per share on December 31, 2008. As discussed above, the accelerated vesting of outstanding equity awards occurs on the day immediately preceding the change of control date, regardless of whether the executive is terminated or terminates his or her employment following the change of control event. The table also assumes that the executive has been paid in full for salary due for the fiscal year and has no deferred compensation, pro-rated perquisites payments or accrued vacation due for the year. Because the termination is assumed to be on the same day as the change of control, amounts shown use a 3x termination multiple for all executives. If the termination of employment occurred in year two after the change of control event, the termination multiple would be 2x, and if the termination of employment occurred in year three after the change of control event, the termination multiple would be 1x.

						Welfare and
	Pro Rata					Benefit Plan
	Bonus for	Salary and				Coverage and
	Current	Bonus	Option	Stock	SERP	Outplacement	Tax
Name	Fiscal Year(1)	Severance(2)	Awards(3)	Awards(4)	Benefits(5)	Services(6)	Gross-Up	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

D. Rock	$1,341,600	$10,500,000	$0	$2,057,834	$630,000	$99,172	$0	$14,628,606
M. Dorman	$391,592	$3,348,000	$0	$2,505,311	$200,880	$99,172	$0	$6,544,955
D. McKenzie	$397,222	$4,185,000	$0	$828,618	$251,100	$99,172	$0	$5,761,112
B. Dudman	$220,513	$3,570,000	$0	$2,505,311	$214,200	$99,172	$0	$6,609,196
J. Kennedy	$546,000	$2,898,000	$0	$1,206,532	$173,880	$99,172	$0	$4,923,584

(1)	Because the termination is assumed to be effective on December 31, 2008, the amount shown represents bonus for the full year.

(2)	Amounts shown in column (c) assume a 3x termination multiple for all executives.

(3)	Amounts shown in column (d) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Smith’s common stock at the end of fiscal 2008 and the exercise price of the respective options. The number of vested and exercisable options outstanding for each individual on December 31, 2008 is included in the Outstanding Equity Awards at Fiscal Year End table.

(4)	Amounts shown in column (e) represent the value of unvested performance-based restricted stock units for the 2009 performance year at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Smith’s common stock at the end of fiscal 2008.

(5)	Amounts shown in column (f) represent the excess of (i) the actuarial equivalent of the benefit under the Company’s current SERP and previous SERP and (ii) the actuarial equivalent of the executive’s actual benefit, if any, as of the date of termination, assuming that the executive’s base salary and contribution amounts remain at the same level as the highest monthly salary paid during fiscal year 2008. Amounts assume a 3x termination multiple for all executives.

(6)	Amounts shown in column (g) represent the continuation of benefits to the executive and the executive’s family equal to those that would have been provided to them in accordance with the plans if (i) the executive’s employment had not terminated and (ii) the executive had remained employed and retired on the last day of such period, assuming full family coverage at the lowest deductible amounts under all benefit plans for each individual. Amounts assume benefits for three years for all executives. This amount also includes $50,000 in outplacement services for each executive.

In the event of the executive’s termination of employment due to death or disability on December 31, 2008, payments would include the amounts indicated in column (b), (d) and (e) above.

DIRECTOR COMPENSATION
FOR FISCAL 2008

Set forth below is a summary of the dollar values of the total annual compensation attributable to each non-employee director’s service to Smith during 2008.

						Change in
						Pension
						Value and
	Fees Earned				Non-Equity	Nonqualified
	or Paid				Incentive Plan	Deferred	All Other
	in Cash	Stock Awards		Option Awards	Compensation	Compensation	Compensation		Total
Name	($)	($)		($)	($)	Earnings	($)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)

G. Clyde Buck(1)	$44,000	$221,891		$0	$0	$0	$0		$265,891
Loren Carroll(2)	$61,231	$200,035		$0	$0	$0	$0		$261,266
Dod A. Fraser	$135,750	$221,891		$0	$0	$0	$5,000	(3)	$362,641
James R. Gibbs	$139,000	$221,891		$0	$0	$0	$0		$360,891
Robert Kelley	$129,000	$0	(4)	$0	$0	$0	$1,000	(3)	$130,000
Luiz Rodolfo Landim Machado	$46,500	$200,010		$0	$0	$0	$0		$246,510
John Yearwood(5)	$85,500	$221,891		$0	$0	$0	$0		$307,391

(1)	Mr. Buck served as a director until May 13, 2008. He has served as an Advisory Director at the request of the Board since his retirement as a director. In 2008, as compensation for his services as Advisory Director, Mr. Buck was paid $73,000 in annual cash retainer and for Board and committee meetings attended in person or telephonically.

(2)	When he served as an employee of the Company, Mr. Carroll received no separate fees for his service as a director. His total compensation for services rendered to the Company as an employee during 2008 was $1,130,823, which includes base salary of $77,951, the FAS 123R value of option awards made pursuant to the LTICP of $15,053, a credit for the FAS 123R value of cancelled restricted stock unit awards made pursuant to the LTICP of $40,817, contributions to the SERP of $45,569, contributions to the 401(k) of $14,516, life insurance premiums of $1,281, a lump sum in the amount of $25,442 for perquisites pursuant to Mr. Carroll’s employment agreement, cash bonus of $28,997, severance in the amount of $19,232 and consideration for a non-compete agreement in the amount of $943,599.

(3)	These amounts represent matching educational gifts made on behalf of Mr. Fraser and Mr. Kelley, as indicated.

(4)	Mr. Kelley deferred the issuance of his annual common stock award until his retirement from the Board.

(5)	As an employee of the Company, Mr. Yearwood no longer receives separate fees for his service as a director. In addition to the amounts paid to him in the table for his service on the board during the time he was an independent director, his total compensation for services rendered to the Company as an employee during 2008 was $991,437, which includes base salary of $250,923, a cash bonus of $250,000, the FAS 123R value of restricted stock unit awards made pursuant to the LTICP of $456,372, contributions to the SERP of $15,543, contributions to the 401(k) of $8,770, life insurance premiums of $920 and perquisites of $8,909.

Directors’ Compensation

Employee directors receive no additional compensation other than their normal salary for serving on the Board. Non-employee directors receive $50,000 annually and $2,000 for each Board meeting attended. In addition, they are paid $10,000 per year for chairing a committee (other than the chairman of the Audit Committee who is paid $15,000 per year) and $2,000 for each committee meeting attended even if they are not members of such committee. The lead director is paid $15,000 per year. Expenses for Company related business travel are either paid or reimbursed by the Company. Non-employee directors also receive an initial grant of shares, upon first election or appointment, along with an annual grant of shares of Common Stock, each with a value of approximately $200,000.

Non-Employee Director Programs

The Company terminated its Directors’ Retirement Plan in 1998. The Company issued restricted stock unit grants to each of the non-employee directors in 1999 to fund the actuarial value of their accrued benefits under the retirement plan. These grants of 24,000 shares (adjusted for the two-for-one stock splits on June 20, 2002 and August 24, 2005) will vest upon retirement after ten years of service as a director. Cash dividends are not paid and do not accrue on the unvested units. The only director with outstanding restricted stock units is Mr. Gibbs.

Director Stock Ownership Guidelines

The Board has established non-employee director stock ownership guidelines to align the interests of the directors with those of our stockholders and further promote Smith’s commitment to sound corporate governance. The guidelines are premised upon every non-employee director holding a number of shares of common stock equaling five times the director’s annual cash retainer, within three years of the date the guidelines become effective with respect to said individual.

ADDITIONAL INFORMATION ABOUT OUR
DIRECTORS AND EXECUTIVE OFFICERS

Certain Relationships and Related Transactions

The Audit Committee has adopted a written policy which provides guidelines for monitoring and approving transactions with related parties. Pursuant to the policy, related parties include all executive and operating officers, members of the Board of Directors and stockholders who own more than 5% of our common stock. Transactions with related parties that are entered into at prevailing prices and which comply with standard terms and conditions require no prior approval, except that all transactions with the Chief Executive Officer or Chief Financial Officer require pre-approval from the Nominating and Corporate Governance Committee. Transactions with related parties that do not reflect prevailing prices and do not comply with standard terms and conditions require pre-approval from the Chief Executive Officer or Chief Financial Officer and the Nominating and Corporate Governance Committee.

We have not engaged in any transaction, or series of similar transactions, since the beginning of 2008, nor is there any currently proposed transaction, or series of similar transactions, to which Smith or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any of Smith’s directors or executive officers, members of their immediate family or any stockholder who owns more than 5% of our common stock had, or will have, a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Section 16 Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it, or written representations from certain Section 16 Persons that all Section 16(a) reports required to be filed for such persons had been filed, the Company believes that during 2008 the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them, except that Mr. Rinando, our former VP and Controller, filed one late report to disclose shares acquired pursuant to an equity award grant that had been inadvertently omitted.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information as of December 31, 2008, with respect to the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan:

	(a)		(b)		(c)
	Number of				Number of Securities
	Securities to be				Remaining Available for
	Issued upon Exercise		Weighted Average		Future issuance under
	of Outstanding		Exercise Price of		Equity Compensation Plans
	Options, Warrants		Outstanding Options,		(Excluding Securities
Plan Category	and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	5,438,227	(1)	$19.58	(2)	2,017,930	(3)
Equity compensation plans not approved by security holders	Not applicable		Not applicable		Not applicable

Total	5,438,227	(1)	$19.58	(2)	2,017,930	(3)

(1)	Includes an aggregate of 4,237,832 restricted stock units and performance-based restricted stock units awarded to employees; 1,149,540 non-qualified stock options awarded to employees; and 50,855 restricted stock units to be awarded to directors upon their retirement from the board.

(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as its independent registered public accounting firm to audit the books and records of the Company for its fiscal year ending December 31, 2009. The services of Deloitte & Touche LLP will include the audit of the effectiveness of internal controls over financial reporting. The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as independent registered public accountants and, in limited circumstances, tax advisors. Deloitte & Touche LLP has audited the Company’s financial statements since April 15, 2002.

Deloitte & Touche LLP has offices in or convenient to most of the locations in the world where the Company and its subsidiaries operate. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting, will not have the opportunity to make a statement and will not be available to respond to questions.

Fees Paid to Deloitte & Touche LLP

During fiscal years 2008 and 2007, the Company incurred the following fees for services performed by Deloitte & Touche LLP:

	2008	2007

Audit Fees	$5,720,000	$4,976,000
Audit-Related Fees	371,000	348,000
Tax Fees	1,193,000	0
All Other Fees	0	0

Total	$7,284,000	$5,324,000

Audit Fees.  This category includes the audit of Smith’s annual financial statements and internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, audits of statutory accounts in certain non-U.S. jurisdictions, review of financial statements included in Smith’s quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes the audit of the combined financial statements of M-I SWACO, the Company’s majority-owned joint venture.

Audit-Related Fees.  This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of Smith’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily relate to the audit of various U.S. employee benefit plans, which were not directly related to the audit of the consolidated financial statements. The Audit Committee approved 100% of these Audit-Related Fees pursuant to its pre-approval policy.

Tax Fees.  This category includes fees for professional services performed by Deloitte & Touche LLP with respect to tax return preparation, tax compliance, tax advice and tax planning. The Audit Committee approved 100% of these Tax Fees pursuant to its pre-approval policy.

Services Provided by Deloitte & Touche LLP

All services rendered by Deloitte & Touche LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. Consideration and approval of these services generally occurs in the regularly scheduled Audit Committee meetings. Pursuant to SEC rules, the fees paid to Deloitte & Touche LLP for services are disclosed in the table above under the categories listed.

Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accountants in maintaining the integrity of Company financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

WE RECOMMEND THAT YOU VOTE “FOR” THE CONTINUED ENGAGEMENT OF
DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO AUDIT THE BOOKS AND RECORDS OF THE COMPANY FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are deemed to be independent under New York Stock Exchange listing standards and Securities and Exchange Commission regulations. We operate under a written charter, a copy of which is available on Smith’s website, www.smith.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

Smith’s management is responsible for the preparation and integrity of the financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s role under its charter is to provide oversight of management in carrying out their duties and to appoint, compensate, and oversee the work of the independent registered public accounting firm. The Audit Committee is not providing any expert or special assurance as to Smith’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

In this context, we report as follows:

•	We have reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to us that such financial statements have been prepared in conformity with generally accepted accounting principles.

•	We have discussed with Deloitte & Touche LLP, Smith’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees. This Statement requires independent accountants to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee.

•	We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. Deloitte & Touche LLP has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the foregoing, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Dod A. Fraser, Chairman
Robert Kelley
Luiz Rodolfo Landim Machado

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the meeting, and the Company has not been advised of any other business intended to be presented by others.

STOCKHOLDERS’ PROPOSALS

To be considered for inclusion in the proxy statement for next year’s Annual Meeting, stockholder proposals must be submitted to the Company in writing by no later than December 11, 2009. In addition, under the Company’s Amended and Restated Bylaws, in order for a stockholder to bring any business before next year’s Annual Meeting, notice must be received by the Company in writing between February 11, 2010 and March 13, 2010, in accordance with and including all of the information required by the Company’s Amended and Restated Bylaws. If the 2010 Annual Meeting is held more than 30 days before or more than 60 days after May 12, 2010, for a stockholder to bring any matter before the 2010 Annual Meeting, the stockholder’s written notice must be received not earlier than 90 days and not later than 60 days prior to the date of the 2010 Annual Meeting or, if we announce the date of the 2010 Annual Meeting less than 100 days prior to the meeting date, then not later than the tenth day after our announcement. If we do not receive notice of your proposal in proper form within these time frames, our management will use its discretion to vote all the shares for which we have received proxies as the Board may recommend.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our 2008 Annual Report to Stockholders is being mailed with this Proxy Statement. We will provide without charge the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, to any person requesting a copy in writing and stating that he or she was a beneficial holder of the Company’s Common Stock on March 13, 2009. The Annual Report on Form 10-K is also available on our website at www.smith.com using the “Investor Relations” caption and following the “SEC Filings” links. The Company will also furnish copies of any exhibits to the Form 10-K at $0.50 per page, paid in advance. Requests and inquiries should be addressed to:

Investor Relations
Smith International, Inc.
P. O. Box 60068
Houston TX 77205-0068

The Company’s 2008 Annual Report to Stockholders should not be regarded as proxy soliciting material or as a communication for which a solicitation of proxies is to be made.

By Order of the Board of Directors

Richard E. Chandler, Jr.
Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2009.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/Sii
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Robert Kelley	☐	☐

	For	Withhold
02 — Luiz Rodolfo Landim Machado	☐	☐

	For	Withhold
03 — Doug Rock	☐	☐
B  Issues
The Board of Directors recommends a vote FOR the following proposals.

2. Ratification of Independent Registered Public Accounting Firm	For	Against	Abstain
	☐	☐	☐
C  Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Smith International, Inc.

Meeting Details
Hotel du Pont, 11th & Market Streets, Wilmington, Delaware
Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2009
John Yearwood and Richard E. Chandler, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Smith International, Inc. to be held on May 12, 2009 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Robert Kelley, FOR Luiz Rodolfo Landim Machado, FOR Doug Rock, and FOR item 2 Ratification of Independent Registered Public Accounting Firm.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) on-line. By choosing to receive materials on-line, you help support Smith International, Inc. in its efforts to control printing and postage costs.
If you choose the option of electronic delivery and voting on-line, you will receive an e-mail before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future materials on-line if you are a registered holder, please go to www.computershare.com/us/ecomms.